Exhibit 99.(a)(12)

CERTIFICATE

The undersigned hereby certifies that she is the Secretary of Morgan Stanley Multi Cap Growth Trust (the “Trust”), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, that annexed hereto is an Instrument Establishing and Designating a Class of Shares of the Trust duly adopted by the Trustees of the Trust on December 8, 2016, as provided in Section 6.9(h) of the Declaration of Trust of the Trust, and I do hereby further certify that such Instrument has not been amended and is on the date hereof in full force and effect.

Dated this 8th day of December 2016

/s/ Mary E. Mullin
Mary E. Mullin
Secretary

AMENDMENT

Dated:	December 8, 2016

TO

MORGAN STANLEY MULTI CAP GROWTH TRUST

DECLARATION OF TRUST

DATED

October 16, 1995

MORGAN STANLEY MULTI CAP GROWTH TRUST

INSTRUMENT ESTABLISHING AND DESIGNATING A CLASS OF SHARES OF THE TRUST

WHEREAS, Morgan Stanley Multi Cap Growth Trust (the “Trust”) was established by the Declaration of Trust, dated October 16, 1995, as amended from time to time (the “Declaration”), under the laws of the Commonwealth of Massachusetts;

WHEREAS, Section 6.9(h) of the Declaration provides that the establishment and designation of any additional class of shares shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights, preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of such class, or as otherwise provided in such instrument, which instrument shall have the status of an amendment to the Declaration; and

WHEREAS, the Trustees of the Trust have deemed it advisable to establish and designate an additional class of shares, to be known as Class T as provided herein;

NOW, THEREFORE:

I.         Pursuant to Section 6.9(h) of the Declaration, there is hereby established and designated an additional class of shares, to be known as Class T (the “Additional Class”), which shall be subject to the relative rights, preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in the Declaration with respect to the existing classes of shares of the Trust, known as Class A, Class B, Class C, Class I, Class L and Class IS (the “Existing Classes”), except to the extent the Trust’s Multiple Class Plan Pursuant to Rule 18f-3 attached hereto as Exhibit A sets forth differences among each of the Existing Classes and the Additional Class.

II.        The undersigned hereby certify that this Instrument has been duly adopted in accordance with the provisions of the Declaration.

III.       This Instrument may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Exhibit A

MORGAN STANLEY FUNDS
AMENDED AND RESTATED MULTIPLE CLASS PLAN
PURSUANT TO RULE 18F-3

INTRODUCTION

This plan (the “Plan”) is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), effective as of July 28, 1997, as hereby amended and restated as of March 8, 2017. The Plan relates to shares of the open-end investment companies to which Morgan Stanley Investment Management Inc. acts as investment adviser (the “Adviser”), that are listed on Schedule A, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”). The Funds are distributed pursuant to a system (the “Multiple Class System”) in which each class of shares (each, a “Class” and collectively, the “Classes”) of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.	DISTRIBUTION ARRANGEMENTS

One or more Classes of shares of the Funds are offered for purchase by investors with the sales load structures described below. In addition, pursuant to Rule 12b-1 under the 1940 Act or otherwise, the Funds have each adopted Plans of Distribution and Shareholder Service Plans (the “12b-1 Plan”) or such other Plans under which shares of certain Classes are subject to the service and/or distribution fees (“12b-1 Fees”) or other fees as described below.

1.	Class A Shares

Class A shares are offered with a front-end sales load (“FESL”). The schedule of sales charges applicable to a Fund and the circumstances under which the sales charges are subject to reduction or waiver are set forth in each Fund’s current prospectus. As stated in each Fund’s current prospectus, Class A shares may be purchased at net asset value (without a FESL): (i) in the case of certain large purchases of such shares; and (ii) by certain limited categories of investors, in each case, under the circumstances and conditions set forth in each Fund’s current prospectus. Class A shares purchased at net asset value may be subject to a contingent deferred sales charge (“CDSC”) on redemptions made within eighteen months after purchase. Further information relating to the CDSC, including the manner in which it is calculated, is set forth in paragraph 13 below.  Class A shares are also subject to payments under each Fund’s Distribution and/or Shareholder Service Plan to reimburse Morgan Stanley Distribution, Inc. (the “Distributor”), its broker-dealer affiliates and other broker-dealers, financial institutions or intermediaries for distribution and/or shareholder service expenses incurred by them specifically on behalf of the Class, assessed at an annual rate of up to 0.25% of average daily net assets. The entire amount of the 12b-1 fee represents a service fee under the Rules of the Financial Industry Regulatory Authority (“FINRA”) (of which the Distributor is a member).

2.	Class B Shares

Class B shares are offered without a FESL, but will in most cases be subject to a six-year declining CDSC which is calculated in the manner set forth in paragraph 13 below. The schedule of CDSC charges applicable to each Fund is set forth in each Fund’s current prospectus. With the exception of certain of the Funds which have a different formula described below (Morgan Stanley Global Fixed Income Opportunities Fund (formerly, Morgan Stanley Flexible Income Fund), Morgan Stanley Mortgage Securities Trust and Morgan Stanley U.S. Government Securities Trust)1, Class B shares are also subject to a fee under each Fund’s respective 12b-1 Plan, assessed at the annual rate of up to 1.00% of the lesser of: (i) the average daily aggregate sales of the Fund’s Class B shares since the Fund’s inception (not including reinvestment of dividends and capital gains distributions from the Fund) less the average daily aggregate net asset value of the Fund’s Class B shares redeemed since the Fund’s inception upon which a CDSC has been imposed or upon which such charge has been waived or (ii) the average daily net assets of Class B. A portion of the 12b-1 fee equal to up to 0.25% of the Fund’s average daily net assets represents a service fee under the Rules of FINRA and the remaining portion of the 12b-1 fee, if any, represents an asset-based sales charge. Also, Class B shares have a conversion feature (“Conversion Feature”) under which such shares convert to Class A shares after 8 years. Details of the Conversion Feature are set forth in Section IV below.

1 The payments under the 12b-1 Plan for each of Morgan Stanley Global Fixed Income Opportunities Fund (formerly, Morgan Stanley Flexible Income Fund) and Morgan Stanley Mortgage Securities Trust are assessed at the annual rate of up to 0.85% of the lesser of: (a) the average daily aggregate sales of the Fund’s Class B shares since the Fund’s inception (not including reinvestment of dividends and capital gains distributions from the Fund) less the average daily aggregate net asset value of the Fund’s Class B shares redeemed since the Fund’s inception upon which a CDSC has been imposed or upon which such charge has been waived or (b)  the average daily net assets of Class B. The payments under the 12b-1 Plan for Morgan Stanley U.S. Government Securities Trust are assessed at the annual rate of up to 0.75% (0.65% on amounts over $10 billion) of the lesser of: (a) the average daily aggregate sales of the Fund’s Class B shares since the Fund’s inception (not including reinvestment of dividends and capital gains distributions from the Fund) less the average daily aggregate net asset value of the Fund’s Class B shares redeemed since the Fund’s inception upon which a CDSC has been imposed or upon which such charge has been waived or (b)  the average daily net assets of Class B.

3.	Class C Shares

Class C shares are offered without imposition of a FESL, but will in most cases be subject to a CDSC of 1.00% on redemptions made within one year after purchase. Further information relating to the CDSC is set forth in paragraph 13 below. In addition, Class C shares, under each Fund’s 12b-1 Plan, are subject to 12b-1 payments to reimburse the Distributor, its broker-dealer affiliates and other broker-dealers for distribution and shareholder service expenses incurred by them specifically on behalf of the Class, assessed at the annual rate of up to 1.00% of the average daily net assets of the Class.  A portion of the 12b-1 fee equal to up to 0.25% of the Fund’s average daily net assets is characterized as a service fee within the meaning of FINRA guidelines.

4.	Class L Shares (formerly, Class C Shares)

Class L shares are offered without imposition of a FESL or a CDSC.  In addition, Class L shares, under each Fund’s 12b-1 Plan, are subject to 12b-1 payments to reimburse the Distributor, its broker-dealer affiliates and other broker-dealers for distribution and shareholder service expenses incurred by them specifically on behalf of the Class, assessed at the annual rate of up to 0.75% of the average daily net assets of Class L with respect to each Fund other than Morgan Stanley Global Fixed Income Opportunities Fund (formerly, Morgan Stanley Flexible Income Fund), Morgan Stanley Mortgage Securities Trust and Morgan Stanley U.S. Government Securities Trust, for which such 12b-1 payments are assessed at an annual rate of up to 0.50% of the average daily net assets of Class L.  A portion of the 12b-1 fee equal to up to 0.25% of the Fund’s average daily net assets is characterized as a service fee within the meaning of FINRA guidelines. Unlike Class B shares, Class L shares do not have the Conversion Feature.

5.	Class I Shares

Class I shares are offered without imposition of a FESL, CDSC or a 12b-1 fee for purchases of Fund shares by (i) investors meeting an initial minimum investment requirement and (ii) certain other limited categories of investors, as disclosed in each Fund’s current prospectus.

6.	Class IS Shares

Class IS shares are offered without imposition of a FESL, CDSC or a 12b-1 fee for purchases of Fund shares by  (i) investors who meet an initial minimum investment requirement of $10,000,000 or are defined contribution, defined benefit or other employer sponsored employee benefit plans with minimum plan assets of $250,000,000, whether or not qualified under the Internal Revenue Code, in each case subject to the discretion of the Adviser, and (ii) certain other limited categories of investors, as disclosed in each Fund’s current prospectus.  In addition, no sub-accounting or other similar fees or any finder’s fee payments are charged or paid on Class IS shares.

7.	S Class Shares

S Class shares are offered without imposition of a FESL, CDSC or a 12b-1 fee for purchases of Fund shares by (i) investors meeting an initial minimum investment requirement and (ii) certain other limited categories of investors, as disclosed in Active Assets Prime Trust’s current prospectus.

8.	Administrative Class Shares

Administrative Class shares are offered without imposition of a FESL or a CDSC for purchases of Fund shares by investors who meet an initial minimum investment requirement of $10,000,000.  In addition, Administrative Class shares, under the Active Assets Prime Trust’s Administration Plan adopted by the Administrative Class, are subject to administration fees payments to compensate each Service Organization (as defined in the Class’ Administration Plan) the monthly or quarterly administration fee specified in the Agreement (as defined in the Class’ Administration Plan) with such Service Organization for shareholder services specified in such Agreement. The fee for such services during any one year shall not exceed 0.15% of the average daily net assets of Administrative Class shares of the Fund which are owned beneficially by the Customers (as defined in the Class’ Administration Plan) of such Service Organization during such period.

9.	Advisory Class Shares

Advisory Class shares are offered without imposition of a FESL or a CDSC for purchases of Fund shares by investors who meet an initial minimum investment requirement of $10,000,000.  In addition, Advisory Class shares, under the Active Assets Prime Trust’s Service and Shareholder Administration Plan adopted by the Advisory Class, are subject to administration fees to compensate each Service Organization (as defined in the Class’ Service and Shareholder Administration Plan) the monthly or quarterly administration fee specified in the Agreement (as defined in the Class’ Service and Shareholder Administration Plan) with such Service Organization, which shall be assessed at an annual rate of 0.25% of the average daily net assets of Advisory Class shares of the Fund which are owned beneficially by the Customers (as defined in the Class’ Service and Shareholder Administration Plan) of such Service Organization during such period.

10.	Select Class Shares

Select Class shares are offered without imposition of a FESL or a CDSC.  Select Class shares, under the Active Assets Prime Trust’s Shareholder Service Plan adopted by the Select Class, are subject to service fees to compensate each Service Organization (as defined in the Class’ Shareholder Service Plan) the monthly or quarterly service fee specified in the Agreement (as defined in the Class’ Shareholder Service Plan) with such Service Organization, which shall be assessed at an annual rate of 0.25% of the average daily net assets of Select Class shares of the Fund which are owned beneficially by the Customers (as defined in the Class’ Shareholder Service Plan Plan) of such Service Organization during such period.  An additional 0.55% of the average daily net assets of the Select Class shares will be assessed for providing the following distribution related services by a Service Organization to its Customers pursuant to its Distribution Plan adopted under Rule 12b-1 of the 1940 Act: providing reasonable distribution assistance in connection with the distribution of Select Class shares to Customers requested from time to time by Morgan Stanley Distribution, Inc., which assistance may include distributing sales literature and advertising materials provided by Morgan Stanley Distribution, Inc. to Customers.

11.	Class T Shares

Class T shares are offered with a FESL. The schedule of sales charges applicable to a Fund and the circumstances under which the sales charges are subject to reduction or waiver are set forth in each Fund’s current prospectus. Class T shares are also subject to payments under each Fund’s Distribution and/or Shareholder Service Plan to reimburse the Distributor, its broker-dealer affiliates and other broker-dealers, financial institutions or intermediaries for distribution and/or shareholder service expenses incurred by them specifically on behalf of the Class, assessed at an annual rate of up to 0.25% of average daily net assets. The entire amount of the 12b-1 fee represents a service fee under the Rules of FINRA.

12.	Additional Classes of Shares

The Boards of Directors/Trustees of the Funds have the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

13.	Calculation of the CDSC

Any applicable CDSC is calculated based upon the lesser of net asset value of the shares at the time of purchase or at the time of redemption. The CDSC does not apply to amounts representing an increase in share value due to capital appreciation and shares acquired through the reinvestment of dividends or capital gains distributions. The CDSC schedule applicable to a Fund and the circumstances in which the CDSC is subject to waiver are set forth in each Fund’s prospectus.

II.	EXPENSE ALLOCATIONS

Expenses incurred by a Fund will be allocated among the various Classes of shares pro rata based on the net assets of the Fund attributable to each Class, except that 12b-1 or service fees, sub-accounting fees and expenses of a Fund’s operations which are directly attributable to such Class are allocated directly to that Class.

III.	CLASS DESIGNATION

All shares of the Funds held prior to July 28, 1997 (other than the shares held by certain employee benefit plans established by Morgan Stanley & Co. LLC (formerly, Morgan Stanley & Co. Incorporated) and shares of Funds offered with a FESL) have been designated Class B shares. Shares held prior to July 28, 1997 by such employee benefit plans have been designated Class I shares. Shares held prior to July 28, 1997 of Funds offered with a FESL have been designated Class I shares. Prior to December 2007, Class I shares were named Class D shares.   Prior to February 25, 2013, Class L shares were named Class C shares.  Class IS shares were established on February 28, 2013.  Class C shares were established on April 30, 2015.  Shares held prior to March 31, 2016 of Active Assets Prime Trust have been designated S Class shares.  Administrative, Advisory and Select Class shares were established on March 31, 2016.

IV.	CONVERSION FEATURES

1.	Class B to Class A

Class B shares of each Fund will automatically convert to Class A shares, based on the relative net asset values of the shares of the two Classes on the conversion date, which will be approximately eight (8) years after the date of the original purchase. Conversions will be effected once a month. The eight-year period will be calculated from the last day of the month in which the shares were purchased or, in the case of Class B shares acquired through an exchange or a series of exchanges, from the last day of the month in which the original Class B shares were purchased. There will also be conversions at that time such proportion of Class B shares acquired through automatic reinvestment of dividends owned by the shareholder as the total number of his or her Class B shares converting at the time bears to the total number of outstanding Class B shares purchased and owned by the shareholder. In the case of Class B shares previously exchanged for a “Morgan Stanley Money Market Fund” or a “Morgan Stanley Multi-Class Fund” (as such terms are defined in the prospectus of each Fund), the period of time the shares were held in any of such Funds (calculated from the last day of the month in which the shares of any of such Funds were acquired) will be counted toward the holding period for conversion.  Conversions will be suspended during any period in which the expense ratio of the Class B shares is lower than the expense ratio of the Class A shares.

2.	Class I to Class IS

Morgan Stanley Investment Management Inc. may convert Class I shares into Class IS shares (if available), provided that following the conversion the shareholder meets the then applicable eligibility requirements for Class IS shares.   Any such conversion will occur at the respective net asset values of the share classes next calculated after such conversion without the imposition of any charge.

3.	Class T

Shares of a Fund may be converted into Class T shares, provided a shareholder meets the eligibility requirements for investing in the Class T shares.  If a CDSC is applicable to such shares being converted, then the conversion to Class T shares may not occur until after the shareholder has held the shares for the applicable CDSC period.  A Fund reserves the right to refuse any conversion request.  Financial Intermediaries may impose restrictions on conversions, or may not make conversions available at all.

4.	Wrap Programs: Class A to Class I

A shareholder currently holding Class A shares of a Fund in a fee-based advisory program (“Advisory Program”) account or currently holding Class A shares in a brokerage account but desiring to transfer into an account within an Advisory Program may convert such shares to Class I shares of the same Fund within the Advisory Program at any time.  Such conversions will be on the basis of the relative net asset values per share, without requiring any investment minimum to be met and without the imposition of any redemption fee or other charge, and will be treated as a non-taxable event.  If a CDSC is applicable to such Class A shares, then the conversion may not occur until after the shareholder has held the shares for an 18 month period, except that a CDSC applicable to Class A shares converted to Class I shares through Traditional IRAs, Roth IRAs, Rollover IRAs, Inherited IRAs, SEP IRAs, SIMPLE IRAs, BASIC Plans, Educational Savings Accounts and Medical Savings Accounts on the Merrill Lynch platform will be waived and Merrill Lynch will remit to the Distributor the full amount of the CDSC otherwise payable upon sale of such shares

5.	Wrap Programs: Class C to Class I

A shareholder holding Class C shares of a Fund through a brokerage account may convert such shares to Class I shares of the same Fund in an Advisory Program that offers only Class I shares, or may convert such shares to either Class A or Class I shares if such shareholder transfers its Class C shares to an account within an Advisory Program that offers both Class I and Class A shares.  Such conversions will be on the basis of the relative net asset values per share, without requiring any investment minimum to be met and without the imposition of any redemption fee or other charge, and will be treated as a non-taxable event.   If a CDSC is applicable to such Class C shares, then the conversion may not occur until after the shareholder has held the shares for a 12 month period, except that a CDSC applicable to Class C shares converted to Class I shares through Traditional IRAs, Roth IRAs, Rollover IRAs, Inherited IRAs, SEP IRAs, SIMPLE IRAs, BASIC Plans, Educational Savings Accounts and Medical Savings Accounts on the Merrill Lynch platform will be waived and Merrill Lynch will remit the portion of the payment to be made to the Distributor in an amount equal to the CDSC multiplied by the number of months remaining on the CDSC period divided by the maximum number of months of the CDSC period.

V.	EXCHANGE PRIVILEGES

Same Share Class of Different Funds

Shares of each Class may be exchanged for shares of the same Class of the other open-end investment companies to which Morgan Stanley Investment Management Inc. acts as a sponsor and investment adviser (each, a “Morgan Stanley Multi-Class Fund”) and for shares of a “Morgan Stanley Money Market Fund” (as such terms are defined in the prospectus of each Fund, and together with the “Morgan Stanley Multi-Class Funds,” the “Morgan Stanley Funds”), if available, without the imposition of an exchange fee, as described in each Fund’s prospectus and/or statement of additional information.  Class T shares do not have exchange privileges.

This exchange privilege of each Fund may be terminated or revised at any time by the Fund upon such notice as may be required by applicable regulatory agencies as described in each Fund’s prospectus.

VI.	VOTING

Each Class shall have exclusive voting rights on any matter that relates solely to its 12b-1 Plan, except that Class B shareholders will have the right to vote on any proposed material increase in Class A’s expenses, including payments under the Class A 12b-1 Plan, if such proposal is submitted separately to Class A shareholders. In addition, each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

MORGAN STANLEY FUNDS
AMENDED AND RESTATED MULTIPLE CLASS PLAN
PURSUANT TO RULE 18F-3
SCHEDULE A
AT MARCH 8, 2017

CLASS A, B, C, L, I and T SHARES

Morgan Stanley European Equity Fund Inc.

Morgan Stanley Global Fixed Income Opportunities Fund

Morgan Stanley Mortgage Securities Trust

Morgan Stanley Multi Cap Growth Trust

Morgan Stanley U.S. Government Securities Trust

CLASS IS SHARES

Morgan Stanley Global Fixed Income Opportunities Fund

Morgan Stanley Multi Cap Growth Trust

S, ADMINISTRATIVE, ADVISORY AND SELECT CLASS SHARES

Active Assets Prime Trust

IN WITNESS THEREOF, the undersigned, the Trustees of the Trust, have executed this Instrument this 8th day of December, 2016.

/s/Frank L. Bowman Frank L. Bowman, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036	/s/ Kathleen A. Dennis Kathleen A. Dennis, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036
/s/ Nancy C. Everett Nancy C. Everett, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036	/s/ Jakki L. Haussler Jakki L. Haussler, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036
/s/ Manuel H. Johnson Dr. Manuel H. Johnson, as Trustee, and not individually c/o Johnson Smick International, Inc. 220 I St. NE, Suite 200 Washington, D.C. 20002	/s/ Joseph J. Kearns Joseph J. Kearns, as Trustee, and not individually c/o Kearns & Associates LLC 23823 Malibu Road S-50-440 Malibu, CA 90265
/s/ Michael F. Klein Michael F. Klein, as Trustee, and not individually c/o Perkins Coie LLP Counsel to the Independent Trustees 30 Rockefeller Plaza New York, NY 10112	/s/ Michael E. Nugent Michael E. Nugent, as Trustee, and not individually c/o Morgan Stanley 522 Fifth Avenue New York, NY 10036
/s/ W. Allen Reed W. Allen Reed, as Trustee, and not individually c/o Perkins Coie LLP Counsel to the Independent Trustees 30 Rockefeller Plaza New York, NY 10112	/s/ Fergus Reid Fergus Reid, as Trustee, and not individually c/o Joe Pietryka, Inc. 85 Charles Colman Blvd. Pawling, NY 12564